Exhibit 99.1

Atlanticus Reports Second Quarter 2023 Financial Results

Your publication date and time will appear here.| Source: Atlanticus Holdings Corp

Second Quarter 2023 Receivables growth of 18.5% over prior year, with over 3 million accounts served, allowing for continued strong results(1)

ATLANTA, August 08, 2023 (GLOBE NEWSWIRE) -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (Atlanticus, the Company, we, our or us), a financial technology company which enables its bank, retail and healthcare partners to offer more inclusive financial services to millions of everyday Americans, today announced its financial results for the second quarter ended June 30, 2023.

Financial and Operating Highlights

Second Quarter 2023 Highlights (all comparisons to the Second Quarter 2022)

●	Managed receivables[2] increased 13.9% to $2.2 billion
●	Total operating revenue increased 7.8% to $290.8 million.
●	Return on average shareholders' equity of 21.2%[3]
●	Purchase volume of $696.1 million.
●	Over 350,000 new accounts served during the quarter, over 3.3 million total accounts serviced[1]
●	Net income attributable to common shareholders of $18.8 million, or $1.02 per diluted common share

¹ Receivables growth is calculated based on the increase in Loans, interest and fees receivable, at fair value as of June 30, 2023 compared to June 30, 2022; In our calculation of total accounts serviced, we include all accounts with account activity and accounts that have open lines of credit at the end of the referenced period.
²Managed receivables is a non-GAAP financial measure and excludes the results of our Auto Finance receivables. See Non-GAAP Financial Measures for important additional information

3Return on average shareholders' equity is calculated using Net income attributable to common shareholders as the numerator and the average of Total shareholders' equity as of June 30, 2023 and March 31, 2023 as the denominator, annualized

Management Commentary

Jeff Howard, President and Chief Executive Officer at Atlanticus stated, “We are pleased to once again deliver strong profitability and return on capital, even as we navigate elevated charge-offs following consumer stress caused by rapid inflation in the second half of last year. As we have observed the consumers we serve benefit from higher wages and adjust to higher cost of living, we have returned to quarter over quarter increases in new accounts served leading to our continued trend of year over year managed receivables and revenue growth.

“We are seeing growth across each of our product offerings. Our retail credit offering grew through new client roll outs as well as period over period growth from existing clients. Our general purpose managed receivables also grew year-over-year, even as the total number of customers served by that business line declined due to our tightened underwriting beginning in the second quarter of last year. General purpose receivables growth was due to higher credit line utilization as the portfolio matures, as well as an increase in the number of new customers on a quarter over quarter basis. In total, we added over 350,000 new accounts on behalf of our bank partners in the quarter, up from approximately 220,000 in the first quarter of 2023.

“As has been our focus historically, our future growth will be dependent on our confidence in achieving attractive returns on our shareholders’ capital. As the consumers we serve have regained stable performance, and with ample liquidity available to us, we are well positioned for long term sustained growth through each of our retail credit, general purpose credit card, healthcare payments and auto finance lines of business.”

Financial Results	For the Three Months Ended June 30,
($ in thousands, except per share data)	2023	2022	% Change
Total operating revenue	$290,751	$269,796	7.8%
Other non-operating revenue	87	239	nm
Total revenue	290,838	270,035	7.7%
Interest expense	(24,215)	(18,925)	28.0%
Provision for losses on loans, interest and fees receivable recorded at amortized cost	(309)	(182)	nm
Changes in fair value of loans, interest and fees receivable recorded at fair value	(177,829)	(146,559)	21.3%
Net margin	$88,485	$104,369	-15.2%
Total operating expenses	$56,472	$61,829	-8.7%
Net income	$24,814	$33,797	-26.6%
Net income attributable to controlling interests	$25,089	$34,025	-26.3%
Preferred dividends and discount accretion	$(6,289)	$(6,257)	nm
Net income attributable to common shareholders	$18,800	$27,768	-32.3%
Net income attributable to common shareholders per common share—basic	$1.30	$1.88	-30.9%
Net income attributable to common shareholders per common share—diluted	$1.02	$1.46	-30.1%

*nm = not meaningful

Managed Receivables

Managed receivables increased 13.9% to $2.2 billion from June 30, 2022 largely driven by growth in the private label credit and general purpose credit card products offered by our bank partners. Total accounts served increased 2.0% to 3.3 million. We have continued to experience overall period-over-period quarterly receivables growth with over $264.5 million in net receivables growth associated with the private label credit and general purpose credit card products offered by our bank partners from June 30, 2022 to June 30, 2023. The addition of large private label credit retail partners and ongoing purchases of receivables arising in accounts issued by our bank partners to customers of our existing retail partners helped grow our private label credit receivables by $130.1 million in the twelve months ended June 30, 2023. Our general purpose credit card receivables grew by $134.3 million during the twelve months ended June 30, 2023. We have noted recent recoveries in consumer spending behavior that have helped to increase the overall combined managed receivables levels and we currently expect this trend to continue further into 2023, although we expect the pace of growth to slow when compared to earlier periods due to tightened underwriting standards adopted during the second quarter 2022 (and subsequent quarters).

Total Operating Revenue

Total operating revenue consists of: 1) interest income, finance charges and late fees on consumer loans, 2) other fees on credit products including annual and merchant fees and 3) ancillary, interchange and servicing income on loan portfolios.

During the quarter ended June 30, 2023, total operating revenue increased 7.8% to $290.8 million when compared to the quarter ended June 30, 2022.

We continue to experience period-over-period growth in all segments of our business including private label credit and general purpose credit card receivables and to a lesser extent in our Auto Finance receivables. We expect net period-over-period growth in our total interest income and related fees for these operations for the majority of 2023, albeit at a decreased growth rate to that experienced in 2022. Growth in future periods is also dependent on the addition of new retail partners and the expansion of existing relationships to expand the reach of private label credit operations and effective marketing for the general purpose credit card operations.

Interest Expense

Interest expense was $24.2 million for the quarter ended June 30, 2023, compared to $18.9 million for the quarter ended June 30, 2022. The elevated expenses were primarily driven by the planned increases in outstanding debt in proportion to growth in our receivables coupled with some increases in the cost of capital.

Outstanding notes payable, net of unamortized debt issuance costs and discounts, associated with our private label credit and general purpose credit card platform increased from $1,359.7 million as of June 30, 2022 to $1,595.8 million as of June 30, 2023. Recent increases in the federal funds rate have thus far had a modest impact on our interest expense as over 85% of interest rates on our outstanding debt are fixed.

We anticipate additional debt financing over the next few quarters as we continue to grow coupled with increased effective interest rates resulting from recent federal funds rate increases. As such, we expect our quarterly interest expense for these operations to increase compared to prior periods.

Changes in Fair Value of Loans, Interest and Fees Receivable Recorded at Fair Value

Changes in fair value of loans, interest and fees receivable recorded at fair value increased to $177.8 million for the quarter ended June 30, 2023, compared to $146.6 million for the quarter ended June 30, 2022.

This increase was largely driven by growth in underlying receivables coupled with increased fee billings on those receivables.

Fee billings on our fair value receivables increased from $217.9 million for the quarter ended June 30, 2022 to $234.1 million for the quarter ended June 30, 2023. We include expected market degradation in our forecasts to reflect the possibility of delinquency rates increasing in the near term (and the corresponding increase in charge-offs and decrease in payments) above the level that historical and current trends would suggest.

We expect our change in fair value of credit card receivables recorded at fair value to increase throughout 2023 consistent with growth in these receivables.

Total Operating Expenses

Total operating expenses decreased 8.7% in the quarter when compared to the same period in 2022.

For the quarter, operating expenses decreased, primarily driven by reductions in marketing, corresponding to strategic underwriting, tightening and selectively slowing our growth in receivables and new customers on behalf of our bank partners.

We expect increases in portions of this cost for 2023 as we continue to grow the number of consumers served and hire additional talent to meet our anticipated levels of marketing, origination, and receivables.

Net Income Attributable to Common Shareholders

Net income attributable to common shareholders decreased 32.3% to $18.8 million, or $1.02 per diluted share for the quarter ended June 30, 2023.

Share Repurchases

We repurchased and retired 105,447 shares of our common stock at an aggregate cost of $3.0 million, in the quarter ended June 30, 2023.

We will continue to evaluate the best use of our capital to increase shareholder value over time.

About Atlanticus Holdings Corporation

Empowering Better Financial Outcomes for Everyday Americans

Atlanticus™ technology enables bank, retail, and healthcare partners to offer more inclusive financial services to everyday Americans through the use of proprietary analytics. We apply the experience gained and infrastructure built from servicing over 20 million customers and over $37 billion in consumer loans over more than 25 years of operating history to support lenders that originate a range of consumer loan products. These products include retail and healthcare private label credit and general purpose credit cards marketed through our omnichannel platform, including retail point-of-sale, healthcare-point of-care, direct mail solicitation, internet-based marketing, and partnerships with third parties. Additionally, through our Auto Finance subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current views with respect to, among other things, its business, operations, financial performance, revenue, amount and pace of growth of managed receivables, consumer spending, growth in partner brands, total interest income and related fees and charges, debt financing, liquidity, interest expense, operating expense, fair value of credit card receivables, provision for losses on loans, delinquencies on receivables and economic developments. You generally can identify these statements by the use of words such as outlook, potential, continue, may, seek, approximately, predict, believe, expect, plan, intend, estimate or anticipate and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as will, should, would, likely and could. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in the Company's filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the extent and duration of the COVID-19 pandemic and its impact on the Company, bank partners, merchant partners, consumers, loan demand, the capital markets, labor availability, supply chains and the economy in general; the Company's ability to retain existing, and attract new, merchant partners and funding sources; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the outcome of litigation and regulatory matters; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company's ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, the Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Contact:
Investor Relations
(770) 828-2000
investors@atlanticus.com

Atlanticus Holdings Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30,	December 31,
	2023	2022

Assets
Unrestricted cash and cash equivalents (including $172.1 million and $202.2 million associated with variable interest entities at June 30, 2023 and December 31, 2022, respectively)	$342,616	$384,984
Restricted cash and cash equivalents (including $30.3 million and $27.6 million associated with variable interest entities at June 30, 2023 and December 31, 2022, respectively)	51,791	48,208
Loans, interest and fees receivable:
Loans, interest and fees receivable, at fair value (including $1,868.3 million and $1,735.9 million associated with variable interest entities at June 30, 2023 and December 31, 2022, respectively)	1,916,063	1,817,976
Loans, interest and fees receivable, gross	115,055	105,267
Allowances for uncollectible loans, interest and fees receivable	(1,700)	(1,643)
Deferred revenue	(18,863)	(16,190)
Net loans, interest and fees receivable	2,010,555	1,905,410
Property at cost, net of depreciation	12,549	10,013
Operating lease right-of-use assets	11,373	11,782
Prepaid expenses and other assets	25,818	27,417
Total assets	$2,454,702	$2,387,814
Liabilities
Accounts payable and accrued expenses	$47,468	$44,332
Operating lease liabilities	20,543	20,112
Notes payable, net (including $1,595.8 million and $1,586.0 million associated with variable interest entities at June 30, 2023 and December 31, 2022, respectively)	1,665,246	1,653,306
Senior notes, net	144,316	144,385
Income tax liability	75,640	60,689
Total liabilities	1,953,213	1,922,824

Commitments and contingencies

Preferred stock, no par value, 10,000,000 shares authorized:
Series A preferred stock, 400,000 shares issued and outstanding at June 30, 2023 (liquidation preference - $40.0 million); 400,000 shares issued and outstanding at December 31, 2022 (1)	40,000	40,000
Class B preferred units issued to noncontrolling interests	100,100	99,950

Shareholders' Equity
Series B preferred stock, no par value, 3,256,261 shares issued and outstanding at June 30, 2023 (liquidation preference - $81.4 million); 3,204,640 shares issued and outstanding at December 31, 2022 (1)	—	—
Common stock, no par value, 150,000,000 shares authorized: 14,428,039 and 14,453,415 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	—
Paid-in capital	107,633	121,996
Retained earnings	255,716	204,415
Total shareholders’ equity	363,349	326,411
Noncontrolling interests	(1,960)	(1,371)
Total equity	361,389	325,040
Total liabilities, preferred stock and equity	$2,454,702	$2,387,814

(1) Both the Series A preferred stock and the Series B preferred stock have no par value and are part of the same aggregate 10,000,000 shares authorized

Atlanticus Holdings Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue:
Consumer loans, including past due fees	$220,042	$191,547	$429,743	$356,353
Fees and related income on earning assets	62,874	65,839	107,231	120,537
Other revenue	7,835	12,410	14,759	22,676
Total operating revenue, net	290,751	269,796	551,733	499,566
Other non-operating revenue	87	239	146	300
Total revenue	290,838	270,035	551,879	499,866

Interest expense	(24,215)	(18,925)	(48,449)	(36,335)
Provision for losses on loans, interest and fees receivable recorded at amortized cost	(309)	(182)	(1,013)	(329)
Changes in fair value of loans, interest and fees receivable recorded at fair value	(177,829)	(146,559)	(327,651)	(251,239)
Net margin	88,485	104,369	174,766	211,963

Operating expenses:
Salaries and benefits	10,629	10,099	21,233	21,525
Card and loan servicing	23,814	23,997	48,149	46,672
Marketing and solicitation	14,486	20,231	24,892	40,804
Depreciation	643	549	1,261	1,142
Other	6,900	6,953	13,136	21,646
Total operating expenses	56,472	61,829	108,671	131,789
Income before income taxes	32,013	42,540	66,095	80,174
Income tax expense	(7,199)	(8,743)	(15,387)	(1,622)
Net income	24,814	33,797	50,708	78,552
Net loss attributable to noncontrolling interests	275	228	593	483
Net income attributable to controlling interests	25,089	34,025	51,301	79,035
Preferred dividends and discount accretion	(6,289)	(6,257)	(12,516)	(12,463)
Net income attributable to common shareholders	$18,800	$27,768	$38,785	$66,572
Net income attributable to common shareholders per common share—basic	$1.3	$1.88	$2.68	$4.5
Net income attributable to common shareholders per common share—diluted	$1.02	$1.46	$2.11	$3.43

Atlanticus Holdings Corporation and Subsidiaries

Consolidated Statements of Shareholders’ Equity and Temporary Equity (Unaudited)

For the Three and Six Months Ended June 30, 2023

(Dollars in thousands)

	Series B Preferred Stock		Common Stock						Temporary Equity
	Shares Issued	Amount	Shares Issued	Amount	Paid-In Capital	Retained Earnings	Noncontrolling Interests	Total Equity	Class B Preferred Units	Series A Preferred Stock
Balance at December 31, 2022	3,204,640	$—	14,453,415	$—	$121,996	$204,415	$(1,371)	$325,040	$99,950	$40,000
Accretion of discount associated with issuance of subsidiary equity	—	—	—	—	(75)	—	—	(75)	75	—
Discount associated with repurchase of preferred stock	—	—	—	—	16	—	—	16	—	—
Preferred dividends	—	—	—	—	(6,168)	—	—	(6,168)	—	—
Stock option exercises and proceeds related thereto	—	—	1,258	—	19	—	—	19	—	—
Compensatory stock issuances, net of forfeitures	—	—	146,227	—	—	—	—	—	—	—
Issuance of series B preferred stock, net	51,327	—	—	—	1,069	—	—	1,069	—	—
Contributions by owners of noncontrolling interests	—	—	—	—	—	—	4	4	—	—
Stock-based compensation costs	—	—	—	—	931	—	—	931	—	—
Redemption and retirement of preferred shares	(1,806)	—	—	—	(45)	—	—	(45)	—	—
Redemption and retirement of common shares	—	—	(72,354)	—	(1,947)	—	—	(1,947)	—	—
Net income (loss)	—	—	—	—	—	26,212	(318)	25,894	—	—
Balance at March 31, 2023	3,254,161	$—	14,528,546	$—	$115,796	$230,627	$(1,685)	$344,738	$100,025	$40,000
Accretion of discount associated with issuance of subsidiary equity	—	—	—	—	(75)	—	—	(75)	75	—
Preferred dividends	—	—	—	—	(6,214)	—	—	(6,214)	—	—
Stock option exercises and proceeds related thereto	—	—	5,160	—	40	—	—	40	—	—
Compensatory stock issuances, net of forfeitures	—	—	(220)	—	—	—	—	—	—	—
Issuance of series B preferred stock, net	2,100	—	—	—	43	—	—	43	—	—
Stock-based compensation costs	—	—	—	—	1,031	—	—	1,031	—	—
Redemption and retirement of common shares	—	—	(105,447)	—	(2,988)	—	—	(2,988)	—	—
Net income (loss)	—	—	—	—	—	25,089	(275)	24,814	—	—
Balance at June 30, 2023	3,256,261	$—	14,428,039	$—	$107,633	$255,716	$(1,960)	$361,389	$100,100	$40,000

Additional Information

Additional trends and data with respect to our private label credit and general purpose credit card receivables can be found in our latest Form 10-Q filing with the Securities and Exchange Commission under Management's Discussion and Analysis of Financial Condition and Results of Operations.

Calculation of Non-GAAP Financial Measures

This press release presents information about managed receivables, which is a non-GAAP financial measure provided as a supplement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to financial measures presented in accordance with GAAP, we present managed receivables, total managed yield, combined principal net charge-offs, and fair value to face value ratio, all of which are non-GAAP financial measures. These non-GAAP financial measures aid in the evaluation of the performance of our credit portfolios, including our risk management, servicing and collection activities and our valuation of purchased receivables. The credit performance of our managed receivables provides information concerning the quality of loan originations and the related credit risks inherent with the portfolios. Management relies heavily upon financial data and results prepared on the managed basis in order to manage our business, make planning decisions, evaluate our performance and allocate resources.

These non-GAAP financial measures are presented for supplemental informational purposes only. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, GAAP financial measures. These non-GAAP financial measures may differ from the non-GAAP financial measures used by other companies. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures or the calculation of the non-GAAP financial measures are provided below for each of the fiscal periods indicated.

These non-GAAP financial measures include only the performance of those receivables underlying consolidated subsidiaries (for receivables carried at amortized cost basis and fair value) and exclude the performance of receivables held by our former equity method investee. As the receivables underlying our former equity method investee reflect a small and diminishing portion of our overall receivables base, we do not believe their inclusion or exclusion in the overall results is material. Additionally, we calculate average managed receivables based on the quarter-end balances.

The comparison of non-GAAP managed receivables to our GAAP financial statements requires an understanding that managed receivables reflect the face value of loans, interest and fees receivable without any consideration for potential loan losses or other adjustments to reflect fair value.

A reconciliation of Loans, interest and fees receivable, at fair value to Loans, interest and fees receivable, at face value is as follows:

	At or for the Three Months Ended
	2023		2022				2021
(in Millions)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31 (1)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31 (1)	Sep. 30 (1)
Loans, interest and fees receivable, at fair value	$1,916.1	$1,795.6	$1,818.0	$1,728.1	$1,616.9	$1,405.8	$1,026.4	$846.2
Fair value mark against receivable (2)	$257.9	$260.1	$302.1	$322.3	$293	$272.9	$208.9	$182.2
Loans, interest and fees receivable, at face value	$2,174.0	$2,055.7	$2,120.1	$2,050.4	$1,909.9	$1,678.7	$1,235.3	$1,028.4
Fair value to face value ratio (3)	88.1%	87.3%	85.8%	84.3%	84.7%	83.7%	83.1%	82.3%

(1)

We elected the fair value option to account for certain loans receivable associated with our private label credit and general purpose credit card platform that were acquired on or after January 1, 2020, and, as discussed in more detail in the Form 10-Q for the quarter ended June 30, 2023, on January 1, 2022, we elected the fair value option under ASU 2016-13 for those private label credit and general purpose credit card receivables that were previously accounted for under the amortized cost method.

(2)	The fair value mark against receivables reflects the difference between the face value of a receivable and the net present value of the expected cash flows associated with that receivable.
(3)	The Fair value to face value ratio is calculated using Loans, interest and fees receivable, at fair value as the numerator, and Loans, interest and fees receivable, at face value, as the denominator.

The calculation of managed receivables is as follows:

	At or for the Three Months Ended
	2023		2022				2021
(in Millions)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31 (1)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31	Sep. 30
Loans, interest and fees receivable, gross	$—	$—	$—	$—	$—	$—	$375.7	$417.8
Loans, interest and fees receivable, gross from fair value reconciliation above	2,174.0	2,055.7	2,120.1	2,050.4	1,909.9	1,678.7	1,235.3	1,028.4
Total managed receivables	$2,174.0	$2,055.7	$2,120.1	$2,050.4	$1,909.9	$1,678.7	$1,611.0	$1,446.2

(1)

On January 1, 2022, we elected the fair value option under ASU 2016-13 for those private label credit and general purpose credit card receivables that were accounted for under the amortized cost method.

A reconciliation of our operating revenues, net of finance and fee charge-offs, to comparable amounts used in our calculation of Total managed yield is as follows:

	At or for the Three Months Ended
	2023		2022				2021
(in Millions)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30
Consumer loans, including past due fees	$210.3	$200.5	$202.9	$208.9	$182.8	$156.5	$144.1	$132.7
Fees and related income on earning assets	62.9	44.3	48.0	48.5	65.8	54.7	53.8	54.1
Other revenue	7.6	6.7	8.5	11.1	12.2	10.0	9.7	8.4
Adjustments due to acceleration of merchant fee discount amortization under fair value accounting	(10.6)	(0.5)	3.4	(7.9)	(12.1)	1.8	(3.4)	(14.7)
Adjustments due to acceleration of annual fees recognition under fair value accounting	(9.8)	7.3	7.9	10.0	(6.6)	(1.3)	(4.4)	(12.0)
Removal of expense accruals under GAAP	—	—	—	—	—	—	—	0.2
Removal of finance charge-offs	(54.2)	(61.7)	(58.3)	(45.3)	(41.2)	(32.5)	(28.1)	(16.3)
Total managed yield	$206.2	$196.6	$212.4	$225.3	$200.9	$189.2	$171.7	$152.4

The calculation of Combined principal net charge-offs is as follows:

	At or for the Three Months Ended
	2023		2022				2021
(in Millions)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31 (1)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31	Sep. 30
Net losses on impairment of loans, interest and fees receivable recorded at fair value	$180.0	$191.9	$182.3	$134.4	$126.5	$101.3	$46.7	$25.6
Gross charge-offs on non-fair value accounts	—	—	—	—	—	—	38.7	27.1
Finance charge-offs (2)	(54.2)	(61.7)	(58.3)	(45.3)	(41.2)	(32.5)	(28.1)	(16.3)
Recoveries on non-fair value accounts	—	—	—	—	—	—	(4.1)	(2.7)
Combined principal net charge-offs	$125.8	$130.2	$124.0	$89.1	$85.3	$68.8	$53.2	$33.7

(1)

On January 1, 2022, we implemented the fair value method under ASU 2016-13 for those private label credit and general purpose credit card receivables that were previously accounted for under the amortized cost method.

(2)

Finance charge-offs are included as a component of our Provision for losses on loans, interest and fees receivable recorded at amortized cost and Changes in fair value of loans, interest and fees receivable recorded at fair value in the consolidated statements of income.